Exhibit 10.16

CONFIDENTIAL

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXCLUSIVE OPTION AND LICENSE AGREEMENT

This EXCLUSIVE OPTION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of July 27, 2020 (the “Effective Date”), by and among HANSOH (SHANGHAI) HEALTHTECH CO., LTD., a corporation incorporated under the laws of China having its principal place of business at Room 102, Block 1 No. 298 Xiangke Road, China (Shanghai) Pilot Free Trade Zone, China (“Hansoh Healthtech”) and JIANGSU HANSOH PHARMACEUTICAL GROUP COMPANY LTD., a corporation incorporated under the laws of China having its principal place of business at No. 9 Dongjin Road, Huaguoshan Avenue, Lianyungang, Jiangsu, China (“Jiangsu Hansoh” and together with Hansoh Healthtech, “Hansoh”), and Terns Pharmaceutical, Inc., an exempted company organized and existing under the laws of the Cayman Islands and having a place of business at P.O. Box 613, Harbor Center, George Town, Grand Cayman KY1-1107, Cayman Islands (“Terns”), Terns, Inc., a corporation organized and existing under the laws of Delaware, U.S.A, having its principal place of business at 1065 E. Hillsdale Blvd. Suite 100, Foster City, CA 94404 (“Terns Inc”) and CaspianTern LLC, a limited liability company organized and existing under the laws of Delaware, U.S.A, having its mailing address at 1065 East Hillsdale, Suite 100, Foster City, CA 94404 (“CaspianTern”). Terns, Terns Inc and CaspianTern are collectively referred to as “Terns Group”. Hansoh and CaspianTern are referred to individually as a “Party” and collectively as the “Parties.”

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WHEREAS, Hansoh is a biopharmaceutical company in the business of developing and commercializing therapeutic products;

WHEREAS, Terns Inc and CaspianTern are each a wholly-owned subsidiary of Terns, and the Terns Group collectively owns all legal rights and title to the Licensed Compound (as defined below) and the Licensed Technology (as defined below);

WHEREAS, pursuant to an Intangible Property License Agreement effective as August 19, 2019 by and between Terns Inc and Terns, Terns is the beneficial owner and exclusive, worldwide licensee of the Licensed Technology in all fields, and Terns Inc has legal title to the Licensed Patent Rights (as defined below) and controls Prosecution (as defined below) of the Licensed Patent Rights;

WHEREAS, pursuant to an Intangible Property License Agreement effective as June 16, 2020 by and between Terns and CaspianTern, CaspianTern is the exclusive, worldwide licensee of the Licensed Technology in the Field (as defined below); and

WHEREAS, Hansoh is interested in conducting preliminary studies on the Licensed Compound as described herein with an option to exclusively license the same for development and commercialization of Licensed Products (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

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ARTICLE 1

DEFINITIONS

1.1    “Affiliate” means, with respect to a Party, any current or future Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Party. For purposes of this definition, “control” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the total voting securities of, or other evidences of ownership interest in, such Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party. Notwithstanding the above, in no event shall Lilly Asia Ventures or any of its affiliates be deemed an Affiliate of CaspianTern.

1.2    “Adverse Event” means any unwanted or harmful medical occurrence in a patient or subject who is administered any Licensed Product, whether or not considered related to any Licensed Product, including any undesirable sign (including abnormal laboratory findings of clinical concern).

1.3    “Adverse Risk” means any risk of a material adverse effect on the Exploitation of Licensed Compound or Licensed Products.

1.4    “Applicable Law” means, with respect to any Party or other Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Party or Person.

1.5    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or in Shanghai, China are authorized or obligated by law or governmental order to close.

1.6    “Calendar Quarter” means each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.7    “Calendar Year” means the period of time beginning on January 1 and ending December 31, except for (a) the first year which shall begin on the Effective Date and end on December 31 and (b) any year in which this Agreement is terminated or expires prior to December 31, in which case the Calendar Year shall be from January 1 of that year to the date of expiration or termination.

1.8    “Change of Control” means with respect to a Party: (a) that a majority of the outstanding voting securities of such Party become beneficially owned directly or indirectly by any Third Party (or group of Third Parties acting in concert) that did not own a majority of the voting securities of such Party as of the Effective Date; (b) possession of the power to direct or cause the direction of the management and policies of such Party, whether through ownership of the outstanding voting securities, by contract or otherwise, becomes vested in one or more

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individuals or entities that did not possess such power as of the Effective Date; (c) that such Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the securities outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the individuals or entities holding at least fifty percent (50%) of the outstanding securities of such entity preceding such consolidation or merger; or (d) that such Party conveys or transfers all or substantially all of its assets or the assets to which the subject matter of this Agreement relates to any Third Party. In each case of (a), (b), (c) and (d), each Third Party, individual, entity, or corporation that is deemed to have gained control of the Party, are referenced below as “Control Acquirer.”

1.9    “CMC Information” means Information related to the chemistry, manufacturing and controls of the Licensed Products, as specified by the FDA, NMPA and other applicable Regulatory Authorities.

1.10    “Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company in the pharmaceutical industry for the active and diligent commercialization of a similarly situated branded pharmaceutical product as the Licensed Product at a similar stage of commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors (but not taking in account any payment owed to CaspianTern under this Agreement or any other pharmaceutical product that Hansoh is then researching, developing or commercializing, alone or with one or more collaborators).

1.11    “Control” means (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) with respect to any Intellectual Property rights, the possession of (whether by ownership or license, other than pursuant to this Agreement) the right of a Party to grant access to, or a license or sublicense of or under, such items or rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense or creating or increasing any payment obligation to a Third Party. Notwithstanding the foregoing, in the event a Party enters into a transaction or series of transaction with a Third Party acquiror that constitutes a Change of Control of such Party, in no event shall any Know-How or Patent Rights controlled by the Third Party acquiror (and/or its Affiliates) immediately prior to the consummation of such Change of Control or developed thereafter outside of the scope of this Agreement be deemed “Controlled” by the acquired Party (or such Party’s other Affiliates) for purposes of this Section 1.11 or otherwise be included in any of the licenses or covenants granted or made under this Agreement by the acquired Party (or such Party’s other Affiliates).

1.12    “Cover” means (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”), as to a compound, formulation, product, process or machine and certain Intellectual Property, that, in the absence of a license granted under, or ownership of, such Intellectual Property, the making, using, selling, offering for sale or

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importation of such product, process or machine would infringe or misappropriate such Intellectual Property or, as to a pending claim in a patent application included in such Intellectual Property, the making, using, selling, offering for sale or importation of such product, process or machine would infringe such Intellectual Property if such pending claim were to issue in an issued patent without modification. The determination of whether a compound, formulation, process, product, machine or other Intellectual Property is Covered by a particular claim shall be made on a [***] basis.

1.13    “Dollars” or “$” means the legal tender of the U.S.

1.14    “Exploit” and “Exploitation” mean to make, have made, import, use, have used, sell, offer for sale, have sold, reproduce, modify, publish, distribute, research, develop, commercialize, register, hold, keep (whether for disposal or otherwise), Manufacture, transport, distribute, promote, market, or otherwise dispose of.

1.15    “FDA” means the U.S. Food and Drug Administration or any successor entity.

1.16    “Field” means all prophylactic, palliative, therapeutic and/or diagnostic uses in connection with all human diseases and disorders (including development and research activities on animal models thereof) in the field of oncology, including all types of cancer.

1.17    “First Commercial Sale” means on a [***] basis, the first sale of a Licensed Product by a Selling Party following the receipt of all Regulatory Approval required for the commercial sale of such Licensed Product in such [***].

1.18    “Generic Product” means a product (a) whose active pharmaceutical ingredient is rated as equivalent to the Licensed Product being sold in a [***], (b) that obtained Regulatory Approval solely by means of establishing such equivalence to such Licensed Product, and (c) that is legally marketed in such [***] by an entity other than a Selling Party hereunder.

1.19    “Governmental Authority” means any transnational, or domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

1.20    “IND” means an Investigational New Drug application, or similar application to commence human clinical testing of a Licensed Product for use in the Field submitted to the FDA, or its foreign equivalent.

1.21    “Intellectual Property (IP)” means all rights in Patent Rights, Inventions, priority rights, copyrights, design rights, trade names, trademarks, service marks, trade secrets, Know-How, database rights, domain names and any and all other intellectual property rights (whether registered or unregistered) and all applications and rights to apply for any of them, anywhere in the world.

1.22    “Invention” means any new process, method, composition of matter, invention, discovery, development, article of manufacture, result, data, know-how, software, works of authorship, material, or information, whether or not patentable or copyrightable.

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1.23    “Know-How” shall mean any and all proprietary information, data, materials, results, improvements, protocols, formulas, processes, methods, compositions of matter, articles of manufacture, formulations, discoveries, findings, know-how and trade secrets of any kind, including scientific, preclinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data and sequence information, in all cases whether patentable or not.

1.24    “Licensed Compound” means (a) the lead chemical compound discovered by Terns Group known as TRN-000632, intended to bind to BCR-ABL protein, the chemical structure of which is set forth in Exhibit A, and (b) any [***] thereof [***] for BCR-ABL tyrosine kinase activity inhibition, including those that [***] BCR-ABL, in each case that are Controlled by Terns Group as of the Effective Date, or become Controlled by Terns Group during the Term.

“Licensed Compounds” means more than one Licensed Compound or all Licensed Compounds, as applicable.

1.25    “Licensed Know-How” means all Know-How that is (a) Controlled by Terns Group as of the Effective Date as provided in Exhibit A or at any time during the Term and (b) related to the Licensed Compound and necessary or reasonably useful for the Exploitation of Licensed Products in the Field in the Territory.

1.26    “Licensed Patent Rights” means all Patent Rights in and to (a) the patents and patent applications listed in Exhibit B hereto, together with any and all current or future divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications claiming priority to any of such listed patents or patent applications or to any application to which such listed patents or patent applications claim priority, and any and all patents that have issued or in the future issue from any of the foregoing, including utility models, petty patents and design patents and certificates of invention, and any and all adjustments, extensions or restorations by existing or future adjustment, extension or restoration mechanisms, including revalidations, reissues, re-examinations, term adjustments, and extensions (including any supplementary protection certificates and the like), of any thereof; and (b) any other Patent Rights Controlled by Terns Group during the Term Covering the Licensed Compound or otherwise necessary for the Exploitation of Licensed Products in the Field in the Territory; and (c) any and all foreign counterparts of any of the foregoing in any nation, jurisdiction, or patent authority in the Territory.

1.27    “Licensed Product” means any pharmaceutical product that (a) comprises a Licensed Compound as the sole active ingredient (“Mono Product”), or (b) comprises a Licensed Compound as the active ingredient in combination with one or more other active ingredients (“Combination Product”).

1.28    “Licensed Technology” means either or both of the Licensed Patent Rights and the Licensed Know-How.

1.29    “Manufacture” means all operations involved in the manufacturing, filling, finishing, quality control testing (including in-process, release, and stability testing, if applicable), storage, releasing, and packaging of a Licensed Compound or Licensed Product, including oversight and management of vendors therefor.

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1.30    “NDA” means a New Drug Application or any other application to the appropriate Regulatory Authority for approval to market a Licensed Product.

1.31    “Net Sales” means the gross sales amount of Licensed Products invoiced or billed by a Selling Party for the sale or other commercial disposition of Licensed Products in the Territory during the Royalty Term applicable to the [***] of sale or disposition, less the following items listed to the extent reasonably, customary and actually taken or incurred with respect to such sale, in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied:

(a)    any and all credits or allowances for Licensed Product returns during such quarter, including, but not limited to, credits for returned, recalled, damaged, unsold, or short-dated Licensed Product, allowances granted or included in the invoice, discounts, customer program accruals (overbills, administrative fees, Third Party rebates, sales brokerage, and volume rebates), other adjustments and rebates, including but not limited to governmental rebates, charge backs, floor stock adjustments, and similar items that may be estimated in accordance with GAAP/IFRS;

(b)    import, export, sales (including VAT or its equivalent) and excise taxes, customs duties, other consumption taxes, or other governmental charges to the extent actually included in gross sales; and

(c)    costs of freight, insurance, packaging costs and other transportation charges incurred in shipping of the Licensed Product to Third Parties to the extent actually included in gross sales.

Sales among the Selling Party and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales, except where such Affiliates or Sublicensees are end users, and sales from one Party or its Affiliate or Sublicensee to the other Party or its Affiliate or Sublicensee for use in development activities, in the further Manufacture of Licensed Products, or for resale shall be excluded from the computation of Net Sales; provided, however, in each case that any subsequent resale shall be included within Net Sales. In addition, the Selling Party may exclude from Net Sales a reasonable provision for uncollectible accounts, consistently applied across all product lines of the particular Party, until such amounts are actually collected. The computation of Net Sales shall not include Licensed Products provided for use in clinical trials or other research or development activities for the Licensed Products, or given as samples to promote the Licensed Products or for humanitarian or charitable purposes, in each case at or below nominal cost, provided that the Selling Party shall not use any such Licensed Products in connection with promotion of any other drug products.

For purposes of determining whether a given sale occurs during a computation period, a Licensed Product will be considered sold as of the date of [***].

No multiple payments on the same Net Sales shall be payable hereunder, regardless of whether the relevant Licensed Products are covered by more than one Valid Claim or otherwise.

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If a Licensed Product is a Combination Product consisting of at least one Licensed Compound and at least one active ingredient that is not a Licensed Compound (“Unlicensed Compound”), then for purposes of the calculation of Net Sales of such Licensed Product, such Net Sales, prior to the royalty calculations set forth below, first shall be multiplied by the fraction A/(A+B) (the “Combination Product Fraction”), where A is the most recent national tender price of the Mono Product for the Licensed Compound(s) in such Combination Product, and B is the most recent national tender price of the product comprising the Unlicensed Compound(s) as the sole active ingredient, provided that, notwithstanding the foregoing, at no point shall the Combination Product Fraction with respect to the Net Sales of any Licensed Product be less than [***], and it being understood that the amount resulting from such calculation shall be the “Net Sales” for the applicable Combination Product, which shall be determined on a [***] basis. In the case that national tender price of A and/or B cannot be reasonably determined, both Parties agree to, on a [***] and province-by-province basis, select the most recent provincial tender price of A and/or B, as applicable, to determine the Combination Product Fraction. If neither national nor provincial tender price is available for the Mono Product, then the Combination Product Fraction shall be (C-B)/C, where B is the most recent national tender price for the product comprising the Unlicensed Compound(s) as the sole active ingredient and C is the most recent national tender price for the Combination Product. In the case that national tender price of B and/or C cannot be reasonably determined, both Parties agree to, on a [***] and [***] basis, select the most recent provincial tender price of B and/or C, as applicable, to determine the Combination Product Fraction.

1.32    “NMPA” means the National Medical Product Administration of the People’s Republic of China, formerly known as the China Food and Drug Administration, and local or provincial counterparts thereto, or any successor agency(ies) or authority thereto having substantially the same function.

1.33    “Option Period” means the period of time commencing on the Effective Date and ending on the earlier of (i) [***] after completion of the Option Period Studies, as determined by the JSC (as defined below), and receipt of a Study Report (as defined below) by CaspianTern, and (ii) [***] from the Effective Date.

1.34    “Option Period Studies” means the studies and development work as agreed in writing by both Parties, intended to enable the filing of clinical trial application/IND with NMPA for the Licensed Product and allow Hansoh to determine whether or not it will exercise the Option. Hansoh shall control the planning and execution of the Option Period Studies, which shall be provided to CaspianTern for review and comment, and Hansoh shall consider such comments in good faith and incorporate when appropriate.

1.35    “Option Period Study Results” means any and all Inventions, scientific or technical information, results, materials, and data, including safety, efficacy and CMC data, formulae procedures, final and preliminary protocols, techniques, and results (negative or positive) of experimentation and testing, that are first discovered, made, or developed directly in the course of conducting the Option Period Studies.

1.36    “Patent Right(s)” means any and all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, pediatric exclusivity periods and the like of any such patents and patent applications, and foreign equivalents of the foregoing.

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1.37    “Permitted Holder” means any Third Party that satisfies any of the following conditions: (i) the average net income of such Third Party and its affiliates in the [***] immediately prior to the Change of Control of Terns or CaspianTern does not exceed [***] and such Third Party and its affiliates do not market any therapeutic products indicated for [***] in China, (ii) the average revenue of such Third Party and its affiliates in the [***] immediately prior to the Change of Control of Terns or CaspianTern exceeds ***], with no more than [***] of its revenue generated within China, and such Third Party and its affiliates do not market any therapeutic products indicated for [***] in China, or (iii) such Third Party is a venture capital fund or private equity fund.

1.38    “Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of private, public, or governmental entity not specifically listed herein.

1.39    “Phase II Clinical Trial” shall mean a human clinical trial involving a Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended, or its foreign equivalent.

1.40    “Phase III Clinical Trial” shall mean a human clinical trial of a Licensed Product on a sufficient number of subjects in an indicated patient population that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to form a basis for obtaining drug approval of such Licensed Product, including the trials referred to in 21 C.F.R. §312.21(c), as amended, or its foreign equivalent.

1.41    “Prosecute” means to have primary responsibility for preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including interferences, reissue, re-examination, post-grant reviews, inter-partes reviews, derivation proceedings and opposition proceedings), including discontinuing or abandoning Patent Rights.

1.42    “Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to Exploit a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, which shall include any pricing and reimbursement approvals.

1.43    “Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval, including but not limited to the NMPA, and in each case including any successor thereto.

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1.44    “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Exploit a Licensed Product in a particular country or regulatory jurisdiction, including INDs and NDAs.

1.45    “Royalty Term” means, with respect to a given Licensed Product sold or commercially distributed in a given [***], on a [***] basis, the time period commencing on the date of the First Commercial Sale of the Licensed Product in such [***] and ending on the latest of (i) [***] from such First Commercial Sale, (ii) the expiration of the last Valid Claim in such [***] Covering such Licensed Product or any of its marketed medical use, or (iii) the expiration of the last applicable period of effective regulatory-based exclusivity, if any, for such Licensed Product in such [***].

1.46    “Selling Party” means, as applicable, Hansoh, its Affiliate, its Sublicensee, or an Affiliate of a Sublicensee.

1.47    “Territory” means mainland China, Taiwan, Hong Kong, and Macau (each a [***]).

1.48    “Third Party” means a Person other than (a) Hansoh or any of its Affiliates or (b) CaspianTern or any of its Affiliates.

1.49    “Valid Claim” means (a) a claim of any pending patent application included in the Licensed Patent Rights, that has not been pending in excess of [***], and/or (b) a claim of an issued and unexpired patent included within the Licensed Patent Rights that which has not been held permanently revoked, unenforceable, or invalid by an unappealable (or unappealed within the time allowed for appeal) decision of a court or other Governmental Authority of competent jurisdiction, and which has not been dedicated to the public, abandoned, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

OPTION AND OPTION PERIOD STUDIES

2.1    Upfront Payment. Within [***] following the Effective Date, Hansoh will pay One Million US Dollars ($1,000,000) to CaspianTern (the “Upfront Payment”), which amount shall be non-creditable and non-refundable; provided that, however, in the event Hansoh elects to not exercise the Option during the Option Period, CaspianTern shall refund the amount of the Upfront Payment that CaspianTern received from Hansoh after any and all applicable tax payments in accordance with Section 5.4 (the “Refund Amount”) to Hansoh within six (6) months from the expiration or termination of the Option Period (the “Refund Period”). If CaspianTern does not pay the Refund Amount within such six (6) month period, such owed Refund Amount will be regarded as a debt owed by Terns Group to Hansoh, secured against such number of common shares as is equal to the Refund Amount divided by the share price of such shares issued by Terns in the latest bona fide equity financing round before the Refund

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Amount is due (the “Pledged Stock”). Interest on the Refund Amount shall be computed from the last day of the Refund Period at the [***] as defined under Section 1274(d) of the Internal Revenue Code, compounded annually and shall continue to accrue until paid. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. The entire amount of accrued but unpaid interest and all outstanding principal shall be due and payable on or before the close of business on the [***] of the last day of the Refund Period.

2.2    Transfer of Data and Information. Within [***] following CaspianTern’s receipt of the Upfront Payment, Terns Group shall without charge deliver to Hansoh, all Licensed Know-How as set forth in Exhibit A; provided, however, that Terns Group shall not be required to transfer to Hansoh any Licensed Know-How relating solely to the formulation and/or Manufacture of Licensed Compounds or Licensed Product unless and until the Option is exercised by Hansoh. From time to time during the Option Period, or promptly upon Hansoh’s reasonable request, Terns Group shall without charge transfer any additional Licensed Know-How in Terns Group’s possession (other than Licensed Know-How solely related to the formulation and/or Manufacture of Licensed Compounds or Licensed Product) to the extent not previously delivered. However, transfer of data and information relating to Manufacture of Licensed Compounds prior to Option exercise may take place at the request of Terns Group, should Terns Group no longer wish to be obligated to supply Licensed Compounds to Hansoh during Option Period.

2.3    Option Period Supply. Subject to the terms and conditions of the Material Transfer Agreement dated November 13, 2019 by and between Hansoh and Terns, during the Option Period, Terns shall, upon Hansoh’s written request, supply to Hansoh, or a designated Third-Party contract research organization mutually agreed upon by both Parties (“CRO”), such Licensed Compound in quantities, at costs, places and times, and in forms, as mutually agreed by the parties. Hansoh shall not, and shall cause any Affiliate, service providers, collaborators or Third Parties not to, use or transfer any Option Period Materials for any purpose other than to conduct the Option Period Studies. In addition, Hansoh may not, and may not cause any Affiliate, service providers, collaborators or Third Parties to, reverse engineer, copy, disassemble or otherwise attempt to reconstruct any Option Period Materials.

2.4    Grant of Option and Option Period License. CaspianTern hereby grants to Hansoh during the Option Period:

2.4.1    an exclusive option, exercisable in Hansoh’s sole discretion at any time during the Option Period, to obtain from CaspianTern the license rights described in Section 3.1 (the “Option”); and

2.4.2    a non-transferable, non-sublicensable (other than to Hansoh’s Affiliates or CROs directly participating in the Option Period Studies), fully-paid, royalty-free license under the Licensed Technology (other than Licensed Know-How solely related to the formulation and/or Manufacture of Licensed Compounds or Licensed Product) to perform the Option Period Studies as contemplated herein (the “Option Period License”).

2.5    Option Period Studies. Promptly after the Effective Date, CaspianTern and Hansoh shall form a joint project team responsible for managing Option Period Studies, which shall be performed by Hansoh or a CRO approved in advance in writing by CaspianTern. In

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addition, during the Option Period, the JSC (as defined below) shall approve and oversee the design, control, and conduct of the Option Period Studies. The Option Period Studies will be funded solely by Hansoh. Within [***] of the earlier of (a) Hansoh’s exercise of the Option or (b) the expiration or termination of the Option Period, Hansoh shall present a written summary of results from its Option Period Studies to CaspianTern (“Study Report”). The Study Report should meet general scientific publication standard by providing study purposes, methods, materials and results (including detail results and raw data). In addition, Hansoh shall, from time to time during the Option Period, keep CaspianTern informed as to the progress made in the Option Period Studies and shall promptly provide written reports upon completion or as agreed by the Parties (including, where appropriate, the results, analysis and conclusions with respect to such specific study). Hansoh shall, and shall cause its CRO, if applicable, to, use Commercially Reasonable Efforts to conduct the Option Period Studies in accordance with the study plan agreed by the Parties and approved by the JSC and to complete the Option Period Studies within the Option Period.

2.6    Option Exercise. In the event Hansoh elects to exercise the Option, it shall prior to 11:59 pm Eastern Standard time on the last day of the Option Period, deliver to CaspianTern a written notice specifying that Hansoh has elected to exercise the Option (“Option Notice”). The date, if any, on which Hansoh exercises the Option by delivering the Option Notice shall be the “License Effective Date.”

2.7    Expiration and Termination of the Option Period. The Option, the Option Period, and the Option Period License will expire if the Option is not exercised on or prior to the last day of the Option Period. Hansoh may earlier terminate the Option Period at any time and for any reason, effective immediately upon written notice to CaspianTern.

2.8    Effect of Expiration or Termination of the Option Period. Upon expiration or termination of the Option Period, other than due to the occurrence of the License Effective Date, (1) CaspianTern shall refund the full amount of the Upfront Payment to Hansoh within the Refund Period; (2) the Option Period License immediately terminates and all rights associated with Licensed Technology automatically revert back to CaspianTern, without requiring any act on either Party; and (3) Hansoh shall (a) immediately cease all work on the Option Period Studies, and (b) within [***] of such expiration or termination, (i) deliver to CaspianTern the Option Period Study Results in writing or computer-readable form and any remaining Option Study Materials; and (ii) return or destroy, at CaspianTern option, any physical embodiments of the Licensed Know-How provided to it by CaspianTern.

ARTICLE 3

LICENSES

3.1    Licenses to Hansoh.

3.1.1    Grant of License. Upon Hansoh’s exercising the Option, CaspianTern hereby grants to Hansoh and its Affiliates, effective as of the License Effective Date, an irrevocable, royalty-bearing license, with the right to sublicense solely as set forth in Section 3.3, under the Licensed Technology, during the Term, to Exploit Licensed Compound and Licensed Products in the Field in the Territory. For the avoidance of doubt, the license granted under this Section 3.1.1 can be terminated in accordance with the other provisions of this Agreement. The

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foregoing license shall be exclusive with respect to the Licensed Patent Rights and co-exclusive with respect to the Licensed Know-How. Hansoh covenants that it will not, and will not permit any of its Affiliates or Sublicensees to, use or practice any Licensed Technology outside the scope of the license granted to it under this Section 3.1.1.

3.1.2    CaspianTern Retained Rights. Notwithstanding the exclusive rights granted to Hansoh in Section 3.1.1, CaspianTern and its Affiliates shall retain the following:

(a)    the right to practice the Licensed Patent Rights within the scope of the license granted to Hansoh under Section 3.1.1 in order to perform, or have performed by a Third Party contractor, CaspianTern’s obligations under this Agreement;

(b)    the right to Manufacture or have Manufactured Licensed Products anywhere in the world for sale and use outside of the Territory; and

(c)    the right to practice and license the Licensed Technology outside the scope of the license granted to Hansoh under Section 3.1.1.

3.2    No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any Intellectual Property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

3.3    Sublicensing by Hansoh.

3.3.1    Hansoh shall have the right to grant sublicenses (including any option to obtain a sublicense, each a “Sublicense”) to (i) any of its Affiliates, (ii) any Third Party service provider solely with respect to the right to research, develop and/or register Licensed Products in the Field in the Territory on behalf of Hansoh, or (iii) any Third Party solely with respect to the right to distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise commercialize Licensed Products in the Field in the Territory (each, a “Sublicensee”), under the license set forth in Section 3.1.1, provided that: (a) each Sublicense shall be granted pursuant to a written agreement that complies with Section 3.3.2; (b) Hansoh shall provide CaspianTern with written notice of the identity of each Sublicensee within [***] following the execution of each Sublicense, along with a redacted copy of the applicable Sublicense agreement sufficient to demonstrate compliance with clause (a); (c) such Sublicensee is not debarred or disqualified under applicable Laws, (d) Hansoh retains a material involvement with respect to the research, development, registration, marketing and promotion of the applicable Licensed Product; and (e) each agreement for the Sublicense shall be consistent with the terms and conditions of this Agreement. Hansoh shall remain solely responsible for all the Sublicensees’ activities, conformity to, and any and all failures to comply with, those portions of this Agreement applicable to such Sublicensee. Except as expressly set forth in this Section 3.3.1, Hansoh shall not have the right to grant sublicenses of the license granted in Section 3.1.1 without Tern’s express prior written consent.

3.3.2    Without limiting Section 3.3.1, Hansoh shall include in each such Sublicense agreement provisions that (a) such Sublicensee is bound by and subject to all terms and conditions of this Agreement (other than terms and obligations bearing on financial considerations and audit rights) in the same manner and to the same extent as Hansoh is bound

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thereby; (b) Hansoh shall have the right to grant to CaspianTern cross-reference rights consistent with Section 4 with respect to Regulatory Materials and Regulatory Approvals generated, filed or obtained by or on behalf of such Sublicensee within the scope of such sublicense or option agreement; (c) the Sublicensee has obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 9 hereof; and (d) the Sublicensee has indemnification obligations that are substantially the same as those undertaken by Hansoh pursuant to Article 10 hereof.

3.4    Subcontractors. Hansoh may Exploit its rights in the Licensed Technology under this Agreement through one or more Third Party contractors or consultants, provided that (a) Hansoh remains responsible for any obligations that have been delegated or subcontracted to any contractor or consultants, and the performance of such activities by such contractors and consultants in accordance with the terms of this Agreement, and (b) the contractor or consultant undertakes in writing obligations of (i) confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 9 hereof, (ii) compliance with Applicable Laws, and (iii) assignment to Hansoh all data, Know-How, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work.

3.5    Transfer of Additional Licensed Know-How. Promptly after the License Effective Date and no later than three (3) months thereafter, Terns Group shall without charge deliver to Hansoh (or its contract manufacturing designee, as the case may be) all additional existing Licensed Know-How not delivered during the Option Period pursuant to Section 2.2, including (a) all technical data and information within Terns Group’s possession that may be required by any Regulatory Authorities in the Territory to initiate an IND filing or dossier (such as a clinical trial application); and (b) all existing Licensed Know-How relating to the Manufacture of Licensed Compounds. From time to time during the Term, or promptly upon Hansoh’s reasonable request, Terns Group shall without charge transfer to Hansoh (or its contract manufacturing designee, as the case may be) any additional Licensed Know-How in Terns Group’s possession to the extent not previously delivered.

3.6    Non-Compete. During the Term, Hansoh shall not, directly or indirectly, either by itself or with or through any of its Affiliates or any Third Party, Exploit in the Territory any other compound or product (other than a Licensed Compound or Licensed Product) [***] as its [***] mechanism of action [***] (each, a “Myristate Competing Product”).

ARTICLE 4

GOVERNANCE, DEVELOPMENT, AND COMMERCIALIZATION

4.1    Governance.

4.1.1    Alliance Managers. Within [***] following the Effective Date, each Party shall appoint (and notify the other Party in writing of the identity of) a representative having the appropriate qualifications to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties regarding the activities contemplated by this Agreement. The Alliances Managers shall (a) promote communication, coordination, and collaboration between the Parties, providing a single point of communication for seeking consensus both internally within each Party’s

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respective organization, including facilitating review of external corporate communications, and raising cross-Party or cross-functional disputes in a timely manner; and (b) manage the JSC meetings by (i) calling and organizing meetings of the JSC; (ii) preparing and issuing minutes of each meeting that reflect, without limitation, all material decisions made at such meetings, within [***] thereafter; and (iii) preparing and circulating an agenda for the upcoming meeting, in each case at the direction of and in consultation with the then-current chairperson(s) of the JSC. Each Party may replace its Alliance Manager at any time by written notice to the other Party.

4.1.2    Joint Steering Committee

(a)    Formation. Within [***] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to cooperate, coordinate, integrate, monitor and oversee the Exploitation of the Licensed Product in the Field within the Territory under this Agreement. The JSC shall at all times consist of an equal number of representatives for each Party. Each Party shall appoint at least (2) representatives to the JSC, each of whom shall be an officer or employee of such Party having sufficient experience and seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by unanimous consent of its representatives, and each Party may replace its JSC representatives upon written notice to the other Party. Each Party shall appoint one (1) of its representatives on the JSC to act as the co-chairperson. The role of the co-chairpersons shall be to convene and preside at the JSC meetings and coordinate with the Alliance Managers to ensure circulation of meeting agendas at least [***] in advance of JSC meetings and the preparation of meeting minutes and any pre-read materials, but the co-chairpersons shall have no additional powers or rights beyond those held by other JSC representatives.

(b)    Role. The JSC shall (a) provide a forum for the discussion of the Parties’ activities under this Agreement and review, discuss and coordinate the overall strategy for the Exploitation of Licensed Products in the Territory, including related regulatory activities; (b) review and discuss the Development Plan and overall strategy for the development of the Licensed Products in the Field within the Territory; (c) establish subcommittees as necessary or advisable to further the purpose of this Agreement, including overseeing specific projects or activities; (d) facilitate the exchange of information with respect to the development and commercialization activities relating to the Licensed Products in the Field and conducted by or on behalf of each Party; and (e) perform such other functions as expressly set forth in this Agreement or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

(c)    Limitation of Authority. The JSC shall only have the powers expressly assigned to it by this Agreement and shall not have the authority to (i) modify or amend the terms and conditions of this Agreement; (ii) waive or determine either Party’s compliance with the terms and conditions of this Agreement; or (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

(d)    Meetings. The JSC shall hold meetings at a frequency that the Parties mutually agree in writing, but in no event shall such meetings be held less frequently than once every Calendar Year. Each Party may call additional ad hoc JSC meetings as the need

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arises with [***] advance notice to the other Party and agreed by the other Party. Meetings of the JSC may be held in person, by audio or video conference or similar means. In-person JSC meetings shall be held at locations agreed by the Parties. All written JSC meetings communications, reports and records shall be in English. Each Party shall be responsible for such Party’s expenses incurred in participating in the JSC meetings.

(e)    Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants relevant to the items on the issued agenda, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that no Party may have any Third Party (including any consultant) attend such a meeting without the prior written consent of the other Party and if such other Party consents to such Third Party’s attendance, such Party shall ensure that such Third Party does not vote or otherwise participate in the decision-making process of the JSC and is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(f)    Decision-Making. All decisions of the JSC shall be made by unanimous vote, with each Party having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within [***] after such matter was brought to the JSC for resolution, [***] will have final decision-making authority for matters that are [***], except for matters that are [***]. All unresolved matters shall be referred to the Chief Executive Officers or Heads of Business Development of the Parties (the “Executive Officers”) for resolution. If such Executive Officers are unable to resolve any such dispute within [***] despite good faith negotiations, either Party may have the dispute settled by arbitration in accordance with Section 12.3.

4.2    Development.

4.2.1    Subject to the terms and conditions of this Agreement, from and after the License Effective Date, as between the Parties, Hansoh shall have sole responsibility for the Exploitation of one or more Licensed Products in the Field in the Territory, including all non-clinical and clinical studies as necessary to obtain Regulatory Approval for Licensed Products in all Regions in the Territory, at its cost and expense (including responsibility for all funding, resourcing and decision-making), except as otherwise expressly set forth herein.

4.2.2    Development Plan. Without limiting the generality of the other provisions in this Section 4.2, Hansoh will, within [***] after the License Effective Date, prepare and submit to the JSC a detailed plan containing the strategy, activities, study designs, timeline, study material needs and budget for research and development of the Licensed Compound and Mono Product in the Field in the Territory (together with any subsequent updates, the “Development Plan”). The Development Plan shall include among other things, all material non-clinical and clinical studies, CMC information collection activities and regulatory activities solely with respect to the Licensed Compound and Mono Product to be conducted in the Territory. With respect to Combination Products, Hansoh shall [***]. From time to time during the Term (but at least once per Calendar Year), Hansoh shall prepare amendments and updates, including information relating to the development plan of Licensed Compound and/or Licensed Product, as appropriate, to the then-current Development Plan, and submit such amendments and updates to

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the JSC. If there are no amendments or updates to the then-current Development Plan that are applicable in a Calendar Year, Hansoh’s sole responsibility under this Section 4.2.2 during such Calendar Year shall be to inform CaspianTern that the then-current Development Plan is up to date. Notwithstanding the forgoing, [***].

4.2.3    Regulatory Filings.

(a)    Subject to the terms and conditions of this Agreement, as between Hansoh and CaspianTern, Hansoh will have sole responsibility for, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Territory, including (i) preparing and submitting all Regulatory Materials for Licensed Products in the Field in the Territory and (ii) determining all regulatory plans and strategies for Licensed Products in the Field in the Territory. Subject to the terms and conditions of this Agreement, as between the Parties, Hansoh will have the exclusive right to submit to and appear before Regulatory Authorities on any matter with respect to Licensed Products in the Field in the Territory. Subject to the terms and conditions of this Agreement, Hansoh (or its Affiliates or Sublicensees, as applicable) will own all Regulatory Materials (including Regulatory Approvals) for Licensed Products in the Field in the Territory and all such Regulatory Materials shall be submitted in the name of Hansoh (or its Affiliate or Sublicensee, as applicable) in the Field in the Territory. Subject to the terms and conditions of this Agreement, as between the Parties, Hansoh shall have sole decision-making authority for all regulatory matters with respect to Licensed Products in the Field (including the content of any regulatory filing or dossier, pharmacovigilance reports, patient risk management strategies and plans, labeling, safety, recalls and withdrawals) in the Territory, unless such matter is [***], in which case the Parties shall discuss in good faith to resolve such matter. All unresolved matters shall be referred to the Executive Officers of the Parties for resolution. If such Executive Officers are unable to resolve any such dispute within [***] despite good faith negotiations, either Party may have the dispute settled by arbitration in accordance with Section 12.3.

(b)    During the Term, CaspianTern shall, upon reasonable request by Hansoh and at Hansoh’ sole cost and expense, allow reasonable and timely access, use and support of its existing technical documents and Regulatory Materials related to the Licensed Compound and Mono Product and necessary for Hansoh’s completion and submission of a clinical trial application to assist Hansoh’s completion and submission of an IND in Territory.

(c)    Hansoh shall, at CaspianTern’s cost and expense, promptly provide CaspianTern, upon reasonable request by CaspianTern, all data, information, documents and records related to the Licensed Compound or Mono Product generated by or on behalf of any Selling Party in the performance of activities under this Agreement and Regulatory Materials in connection with obtaining or maintaining Regulatory Approval for the Mono Product in the Territory.

(d)    Meetings with Regulatory Authorities. Hansoh shall keep CaspianTern reasonably informed of any material regulatory developments related to Mono Products in the Field in the Territory. At each regularly scheduled JSC meeting, Hansoh shall provide CaspianTern with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Territory planned for

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the next Calendar Quarter that relates to any Mono Product in the Field. In addition, Hansoh shall notify CaspianTern as soon as reasonably possible (but in no event later than [***] if possible) after Hansoh becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter. To the extent permitted by applicable Laws and by the Regulatory Authorities, CaspianTern shall have the right to participate (whether directly or through a representative) in all such meetings and teleconferences, at CaspianTern’s cost.

(e)    If either Party believes that the other Party is taking or intends to take any action with respect to any Licensed Product that could reasonably be expected to have an Adverse Risk in any territory, such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern. In addition, each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Exploitation (including regulatory status) of any Licensed Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

4.2.4    Mutual Right of Reference. From and after the License Effective Date, each Party hereby grants to the other Party a non-exclusive “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or equivalent Applicable Law within the Territory) to all Regulatory Materials pertaining to the Mono Product in the Field submitted by or on behalf of such Party. Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by Applicable Laws to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement. To the extent CaspianTern grants any license under Licensed Technology in the Field outside the Territory, CaspianTern shall include in such license agreement the right to grant to Hansoh cross-reference rights consistent with Section 4 with respect to Regulatory Materials and Regulatory Approvals generated, filed or obtained by or on behalf of such licensee within the scope of such license agreement.

4.2.5    Diligence. Hansoh shall use Commercially Reasonable Efforts to develop (including obtaining Regulatory Approval for) the Licensed Product and to conduct its development activities under and in accordance with the Development Plan. Hansoh shall use Commercially Reasonable Efforts to commercialize Licensed Product(s) in the Field in the Territory, and to actively market and sell the Licensed Products in the Territory. Without limiting the foregoing, unless due to reasons out of Hansoh’s reasonable control, Hansoh shall (a) file a clinical trial application with the NMPA for at least one Licensed Product within [***] following the License Effective Date, or (b) obtain at least one Regulatory Approval for a Licensed Product from the NMPA for the Global Indication (as defined below) within [***] following the first Regulatory Approval for such Licensed Product for an indication anywhere in [***] (the “Global Indication”).

4.2.6    Development Reports and Records. Hansoh shall provide periodic written reports to JSC in reasonable detail summarizing its Development activities performed since the last JSC meeting related to the Development of the Licensed Product in the Field in the Territory. At such JSC meeting, the Parties shall discuss the status, progress and results of the

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Selling Parties’ Development activities. Hansoh shall maintain reasonably complete records of data and other information resulting from activities conducted with respect to Licensed Products by any Selling Party in the Territory and shall document all non-clinical and clinical studies for Licensed Products in written study records according to Applicable Laws. Upon reasonable request by CaspianTern and subject to JSC approval, Hansoh shall make such records available to CaspianTern to the extent necessary or useful for regulatory reference purposes in accordance with this Agreement.

4.3    Commercialization.

4.3.1    Marketing and Commercialization Activities. Upon receiving Regulatory Approval for one or more Licensed Product(s) in one or more Regions of the Territory, Hansoh will have sole right and responsibility with respect to the marketing and commercialization of such Licensed Product(s) in such Regions, subject to the terms and conditions of this Agreement (including the diligence obligations). Hansoh shall bear all the costs and expenses incurred in connection with such commercialization activities and shall use Commercially Reasonable Efforts to Commercialize the Licensed Product [***].

4.3.2    Commercialization Report. For each Calendar Year following first Regulatory Approval for a Licensed Product, Hansoh shall provide to CaspianTern annually within [***] after the end of such Calendar Year a high-level report summarizing Hansoh’s activities with respect to the commercialization of Licensed Products in such Calendar Year. Such reports and the contents thereof shall be Confidential Information of Hansoh.

4.3.3    Each Party hereby covenants and agrees that during the Term, it shall not, and shall ensure that its Affiliates and Sublicensees (in the case of Hansoh) or licensees (in the case of CaspianTern) will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, in the other Party’s territory. If either Party receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country or region in the other Party’s territory, such Party shall immediately refer that order to the other Party and such Party shall not accept any such orders. Each Party shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into a country or region in the other Party’s territory during the Term. Each Party shall not, and shall ensure that its Affiliates and their respective Sublicensees (in the case of Hansoh) or licensees (in the case of CaspianTern) will not, knowingly restrict or impede in any manner the other Party’s exercise of its retained exclusive rights in the other Party’s territory during the Term. Hansoh hereby covenants that it shall not, and shall cause its Affiliates and Sublicensees not to, promote or encourage the use of Licensed Products in the Territory for any use outside the Field during the Term.

4.4    Pharmacovigilance Agreement. Within [***] of the License Effective Date, but in any event prior to commencement of any clinical trials with respect to the Licensed Product in the Territory, the Parties will in good faith negotiate and finalize a safety data exchange agreement (the “Pharmacovigilance Agreement”), the terms of which shall set forth the guidelines, obligations, procedures and timelines for the receipt, investigation, recording, communication, and exchange (as between the Parties) of Adverse Event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product or observed in

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connection with the Licensed Product, and other routine pharmacovigilance reporting requirements, in order to enable the other Party to comply with its safety reporting obligations to the applicable Regulatory Authorities and to protect patients and promote their well-being. The Pharmacovigilance Agreement shall include terms governing each Party’s responsibility for preparing Adverse Event reports and responses to safety issues and requests of Regulatory Authorities relating to Licensed Products, for filing such reports and responses with Regulatory Authorities in the Territory, and for reporting any quality complaints, Adverse Events and safety data related to Licensed Products in the Territory for inclusion in the global safety database. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted Sublicensees or licensees to comply with such obligations.

4.5    Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Hansoh shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Licensed Product in the Territory. Hansoh shall have sole discretion and responsibilities with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in the Territory, at its cost and expense; provided, however, if CaspianTern determines in good faith that any Remedial Action with respect to any Licensed Product in the Territory should be commenced or is required by applicable Laws or Regulatory Authority, (a) CaspianTern shall discuss such Remedial Action with Hansoh and (b) Hansoh shall carry out such Remedial Action upon Tern’s request. Each Party shall provide the other Party, at the other Party’s expense, with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party.

4.6    Manufacturing and Supply.

4.6.1    After the License Effective Date, Hansoh shall, upon CaspianTern’s request, supply Licensed Compound and/or Mono Product to CaspianTern or its designee for clinical use or commercial sale outside of the Field in the Territory or outside of the Territory, at the Manufacturing cost plus a [***]. The Parties shall enter into a supply agreement containing customary terms of forecasting and ordering procedures and other operational matters related to the supply of the Licensed Compound and/or Mono Product reasonably promptly following the License Effective Date. CaspianTern shall have the option to source Licensed Compound and/or Mono Product directly or from alternative vendors, based on reliability, quality, and/or cost considerations. In any event, Hansoh shall have the right to manufacture Licensed Compound within Territory for research, development, and commercialization purposes within Field, subject to the licenses under Section 3.1.

4.6.2    After the License Effective Date, at CaspianTern’s request, the Parties shall enter into a manufacturing technology transfer agreement for the supply of the Mono Product (“Manufacturing Technology Transfer Agreement”). Under such Manufacturing

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Technology Transfer Agreement, Hansoh shall provide such technical assistance and support, necessary or reasonably useful for CaspianTern to Manufacture, or have Manufactured by a Third Party contractor engaged by CaspianTern (“CMO”), the clinical and commercial formulation of the Mono Product, to the extent Controlled by Hansoh (such documents, Know-How and information, “Manufacturing Technology”). CaspianTern shall pay Hansoh’s reasonable costs incurred in connection with providing such information or assistance pursuant to this Section 4.6.2 or the Manufacturing Technology Transfer Agreement. The Manufacturing Technology Transfer Agreement shall include terms providing CaspianTern sufficient rights to use the Manufacturing Technology.

ARTICLE 5

PAYMENTS

5.1    Milestone Payments. Hansoh shall pay to CaspianTern the respective one-time only milestone payments set forth below upon the first achievement of the applicable milestone event, whether such achievement is made by Hansoh, its Affiliate or its Sublicensee.

Milestone Event	Milestone Payment
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[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

5.2    Milestone Payment Terms. Hansoh shall notify CaspianTern in writing within [***] following the achievement of each milestone event set forth in Section 5.1, and, except as noted below, shall make the appropriate milestone payment in Dollars by wire transfer to a bank designated in writing by CaspianTern, within [***] after receipt of an invoice from CaspianTern. Each milestone payment stated in the table in Section 5.1 shall be paid no more than once under this Agreement, regardless of whether or not similar achievement(s) are thereafter made for the same or one or more other Licensed Products. If a Licensed Product first achieves [***] of Net Sales in the same Calendar Year in which a Licensed Product first achieves [***] of Net Sales, the milestones payments with respect to those two achievements shall be payable as follows: [***] for the achievement of such [***] of Net Sales, and balance of [***] will become due one year after the due date of such [***] payment. The foregoing mechanism is applicable should a Licensed Product achieve more than one Net Sales milestones in the same Calendar Year, such that a later Net Sales milestone is payable a year after the due date of the earlier Net Sales milestone.

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5.3    Royalties.

5.3.1    Royalty Payments. During the Royalty Term, in partial consideration of the licenses and rights granted hereunder, Hansoh shall pay to CaspianTern royalties on Net Sales of all Licensed Products at a [***], subject to the remainder of this Section 5.3.

5.3.2    Generic Competition. Upon commencement of marketing of a Generic Product in a [***] within the Territory, and thereafter for so long as such Generic Product is marketed in such [***], then the royalty rate payable by Hansoh to CaspianTern with respect to Net Sales of the Licensed Product in such [***] shall be reduced by [***] of the otherwise applicable rate.

5.3.3    Third Party License. To the extent a Third Party license is required to import, sell, or offer for sale a Licensed Product (excluding license to delivery technologies or technologies required for Combination Products) in a particular [***], the royalties payable by Hansoh to CaspianTern shall be reduced by offsetting up to [***] payable to such Third Party licensor(s) [***] in such [***] against [***] payable by Hansoh to CaspianTern with respect to [***] in such [***].

5.3.4    Anti-Stacking. Notwithstanding Sections 5.3.2 and 5.3.3, at no point shall the royalty rate payable to CaspianTern under Section 5.3.1 with respect to the Net Sales of any Licensed Product be less than [***].

5.3.5    Payment Terms. Royalties reportable in each Royalty Report provided for under Section 6.1 shall be due within [***] from receipt of an invoice from CaspianTern. Royalty payments will be made to CaspianTern in Dollars by wire transfer to a bank designated in writing by CaspianTern.

5.4    Taxes. The [***] any wire transfer fees. CaspianTern shall pay all sales, turnover, income, revenue, value added, and other taxes, levies, and similar governmental charges (“Taxes”) levied on account of any milestone and royalty payments accruing or made to CaspianTern under this Agreement. If and to the extent that provision is made in law or regulation of any Region for withholding of Taxes with respect to any such payment, then Hansoh shall promptly pay such Tax for and on behalf of CaspianTern to the proper Governmental Authority, and shall promptly furnish CaspianTern with receipt of payment. Hansoh shall be entitled to deduct any such Taxes actually paid from such milestone or other payment due to CaspianTern. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreements or treaties from time to time in force and in minimizing the amount required to be so withheld or deducted.

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ARTICLE 6

ACCOUNTING AND REPORTING

6.1    Royalty Reports. Within [***] after the end of each Calendar Quarter during the Royalty Term, Hansoh shall furnish to CaspianTern a quarterly written report showing in reasonably specific detail (a) the calculation of Net Sales by Hansoh and its Affiliates during such Calendar Quarter; (b) the calculation of Net Sales by Hansoh’s non-Affiliate Sublicensees, if any, during the Calendar Quarter immediately preceding such Calendar Quarter; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of Dollars (a “Royalty Report”). With respect to sales of Licensed Products invoiced in Dollars, the gross sales, Net Sales and royalties payable shall be expressed in Dollars. With respect to (i) Net Sales invoiced in a currency other than Dollars and (ii) cash consideration paid in a currency other than Dollars by Sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the Dollar equivalent. The Dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable Calendar Quarter, or other newspaper agreed to by the Parties.

6.2    Audits. During the Royalty Term, upon the written request of CaspianTern and not more than once in each Calendar Year, Hansoh and CaspianTern shall jointly select an independent certified public accounting firm of nationally recognized standing at CaspianTern’s expense, to permit such accounting firm to have access during normal business hours to such of the financial records of Hansoh as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the [***] immediately prior to the date of such request (other than records for which CaspianTern has already conducted an audit under this Section). Such audit shall be requested in writing at least [***] in advance. For the avoidance of any doubt, the Parties agree that each of the Big 4 accounting firms satisfies the requirements under this Section 6.2 and is acceptable to Hansoh.

6.2.1    If such accounting firm concludes that additional amounts were owed during the audited period, Hansoh shall pay such additional amounts within [***] after the date CaspianTern delivers to Hansoh such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by CaspianTern; provided, however, if the audit discloses that the royalties payable by Hansoh for such period are more than [***] of the royalties actually paid for such period, then Hansoh shall pay the reasonable, in any case no more than [***], fees and expenses charged by such accounting firm.

6.2.2    CaspianTern shall cause its accounting firm to retain all financial information subject to review under this Section 6.2 in strict confidence; provided, however, that Hansoh shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Hansoh regarding such financial information. The accounting firm shall disclose to CaspianTern only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. CaspianTern shall treat all such financial information as Hansoh’s Confidential Information.

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ARTICLE 7

INTELLECTUAL PROPERTIES

7.1    Ownership.

7.1.1    Background Technologies. Except for the licenses and rights expressly set forth in this Agreement, each Party shall retain all rights, title and interest in and to (a) its respective background technologies and related Intellectual Property rights existing as of the Effective Date, (b) any and all improvements to the foregoing clause (a), and (c) other Intellectual Property developed independent of this Agreement (collectively, the “Background Technologies”). Except for the licenses and rights expressly set forth in this Agreement, neither Party grants or shall be required to grant to the other Party, by implication or otherwise, any license or right under its Background Technologies, nor will a Party be required to disclose any of its Background Technologies to the other Party, except as is explicitly required under this Agreement.

7.1.2    Option Period Study Results. Any and all Intellectual Property conceived, developed or acquired directly in the course of or resulting from the Option Period Studies (a) shall be owned by Hansoh to the extent the same was conceived, developed or acquired solely by or on behalf of Hansoh; (b) shall be owned by CaspianTern to the extent the same was conceived, developed or acquired solely by or on behalf of CaspianTern; and (c) shall be jointly owned by both Parties if it was conceived, developed or acquired jointly by both Parties; provided that, however, [***]. If Hansoh exercises the Option, all Intellectual Property Controlled by Hansoh residing within the Option Period Study Results shall be deemed as “Hansoh Development IP” subject to the licensed under Section 7.1.3; provided that CaspianTern’s Exploitation and sublicense of such Option Period Study Results shall in no event conflict with Section 3.1.1. Inventorship and authorship will be determined under the applicable rules and precedents prevailing in the United States. For clarity, any Option Period Study Results solely or jointly owned by CaspianTern shall be included in the Licensed Technology.

7.1.3    Other IP. Any and all Intellectual Property conceived, developed or acquired after the License Effective Date and arising directly out of the activities under this Agreement which are necessary or useful for the Exploitation of a Licensed Compound or Licensed Product, (a) shall be owned by Hansoh or its Affiliates to the extent the same was conceived, developed or acquired solely by or on behalf of Hansoh (the “Hansoh Development IP”), provided that [***]; further provided that CaspianTern’s Exploitation and sublicense of such Hansoh Development IP shall in no event conflict with Section 3.1.1; (b) shall be owned by CaspianTern to the extent the same was conceived, developed or acquired solely by or on behalf of CaspianTern or its Affiliates, which shall be included in the Licensed Technology; and (c) shall be jointly owned by both Parties if it was conceived, developed or acquired jointly by both Parties. Inventorship and authorship will be determined under the applicable rules and precedents prevailing in the United States.

7.1.4    Right of First Negotiation. With respect to Combination Product(s), Hansoh will promptly notify CaspianTern if any Hansoh Development IP Covering such Combination Product(s) becomes available for license, and hereby grants CaspianTern the first right to negotiate an exclusive, worldwide (excluding the Territory) license to Exploit such

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Combination Product(s). CaspianTern will have [***] from its receipt of such notice to provide Hansoh with a written notice that it desires to enter into good faith negotiations with Hansoh regarding such license; thereafter the Parties shall have [***] (the “RFN Period”) to negotiate exclusively the terms of such license. If CaspianTern (i) gives notice that it does not wish to pursue such license, (ii) fails to give a notice of its desire to negotiate such license within the [***] period, or (iii) the Parties fail to reach agreement on the terms of such license within the RFN Period, then CaspianTern’s rights pursuant to this Section 7.1.4 will expire and Hansoh shall be free to enter into a transaction with any Third Party with respect to the applicable Hansoh Development IP, provided that if during the RFN Period CaspianTern submitted an offer in writing, Hansoh can only enter into such transaction with a Third Party on terms and conditions no more favorable to such Third Party than those offered by CaspianTern.

7.1.5    Rights of Joint Owners. Subject to the licenses and covenants in this Agreement, including Sections 3.1 and 9.1, each of the joint owners of any Intellectual Property (if any) shall be entitled during and after the Term to Exploit and practice any such jointly-owned Intellectual Property (if any) and to authorize others to do so, without requirement of consent from or accounting to the other owner of such Intellectual Property. Nothing in this Section 7.1.4 should be construed as granting any license, implied or express, other than the licenses expressly granted under this Agreement.

7.2    Patent Prosecution and Maintenance.

7.2.1    CaspianTern shall Prosecute all Licensed Patent Rights in the Territory owned solely by CaspianTern or jointly by CaspianTern and a Third Party in its sole discretion and using prosecution counsel of its choice; provided, however, that Hansoh will have the first right to Prosecute and Maintain the Licensed Patent Rights in the Territory, if Hansoh exercises the Option, upon and after the Option Exercise for the rest of the Term. To the extent Terns Inc controls Prosecution of Licensed Patent Rights in the Territory, Terns Inc hereby transfers such control upon Hansoh’s exercise of the Option, and shall cause the inventors named on such Licensed Patent Rights to provide reasonable assistance to Hansoh to Prosecute such Licensed Patent Rights in the Territory. The Prosecuting Party shall regularly provide the other Party with copies of all material prosecution communications regarding any such Licensed Patent Rights in the Territory, and drafts of such material prosecution submissions prior to filing, in sufficient time to allow for review and comment by such other Party, and the prosecuting Party will consider in good faith and will use reasonable efforts to arrive at joint decisions on response. In the event that the Prosecuting Party decides not to Prosecute and Maintain any such Licensed Patent Rights in the Territory, such Party shall provide written notice to the other Party no less than [***] prior to the next deadline for any action that may be taken with respect to such Licensed Patent Rights, and such other Party shall have the option, in its sole discretion, to assume the Prosecution and Maintenance of such Licensed Patent Rights, as applicable, in the Territory. In the event that CaspianTern is the Prosecuting Party, CaspianTern shall be responsible for all Patent Costs incurred by CaspianTern for the Prosecution and Maintenance of the Licensed Patent Rights. In the event that Hansoh is the Prosecuting Party, Hansoh shall be responsible for all Patent Costs incurred by Hansoh for the Prosecution and Maintenance of the Licensed Patent Rights.

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7.2.2    Hansoh shall Prosecute all Patent Rights owned solely by Hansoh or jointly by Hansoh and a Third Party in its sole discretion and at its own cost and using prosecution counsel of its choice.

7.2.3    The Parties shall cooperate in good faith to determine which Party or Parties shall Prosecute such Patent Rights owned jointly by CaspianTern and Hansoh.

7.3    Enforcement of Patent Rights.

7.3.1    Notice of Infringement. Each Party shall promptly inform the other of any suspected infringement of any of the Licensed Patent Rights or the infringement or misappropriation of Licensed Know-How by a Third Party, to the extent such infringement involves Exploitation in the Field during the Term. Any suspected infringement of any of the Licensed Patent Rights in the Field in the Territory is referred to herein as a “Covered Infringement.”

7.3.2    First Right to Take Action. If a suspected infringement or misappropriation does not involve a Covered Infringement, CaspianTern may take, or refrain from taking, any action CaspianTern chooses, and Hansoh shall have no right to take any action with respect to such suspected infringement or misappropriation, nor to any recoveries with respect thereto. CaspianTern will exert reasonable efforts to keep Hansoh informed of actions CaspianTern may take as described in the preceding sentence. If the suspected infringement involves a Covered Infringement, Hansoh shall, within [***] of the first notice referred to in Section 7.3.1, inform CaspianTern whether or not Hansoh intends to institute suit against such Third Party with respect to such Covered Infringement. CaspianTern will not take any steps toward instituting suit against any Third Party involving a Covered Infringement until Hansoh has informed CaspianTern of its intention pursuant to the previous sentence.

7.3.3    Action by Hansoh. If Hansoh notifies CaspianTern that Hansoh intends to institute suit against a Third Party with respect to a Covered Infringement, and CaspianTern does not agree to join in such suit as provided in Section 7.3.4, Hansoh may bring such suit on its own and shall in such event bear all costs of, and shall exercise all control over, such suit. Hansoh may, at its expense, bring such action in the name of CaspianTern and/or cause CaspianTern to be joined in the suit as a plaintiff. Recoveries, if any, whether by judgment, award, decree or settlement, shall, after reimbursement of Hansoh for the costs of such action, [***].

7.3.4    Joint Action. If Hansoh notifies CaspianTern that it desires to institute suit against such Third Party with respect to a Covered Infringement, and CaspianTern notifies Hansoh within [***] after receipt of such notice that CaspianTern desires to institute suit jointly, the suit shall be brought jointly in the names of both Parties and all costs thereof shall be borne equally. Recoveries, if any, whether by judgment, award, decree or settlement, shall, after the reimbursement of each of CaspianTern and Hansoh for its share of the joint costs in such action, [***].

7.3.5    Action by CaspianTern. If Hansoh notifies CaspianTern that it does not intend to institute suit against such Third Party with respect to a Covered Infringement (or fails to give any notice in this respect or to actually bring a suit against the Third Party), CaspianTern may institute suit on its own. CaspianTern shall bear all costs of, and shall exercise all control over, such suit. Recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to CaspianTern.

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7.3.6    Abandonment of Actions. Should either CaspianTern or Hansoh commence a suit under the provisions of this Section 7.3 and thereafter elect to abandon the same, it shall give timely notice to the other Party, who may, if it so desires, be joined as a plaintiff in the suit (or continue as such if it is already one) and continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery of such suit shall be as equitably agreed upon between CaspianTern and Hansoh.

7.3.7    Cooperation. In any suit to enforce and/or defend the Licensed Patent Rights pursuant to this Section 7.3, the Party not in control of such suit shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

8.1.1    Such Party is a corporation duly organized, validly existing and in good standing under the laws of the State or country in which it is incorporated.

8.1.2    Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

8.1.3    All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

8.1.4    The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law, and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

8.2    Terns Group Additional Representations and Warranties. Terns Group hereby represents and warrants to Hansoh as follows:

8.2.1    CaspianTern Controls the Licensed Technology in the Field, has the sole and exclusive (even as to Terns Inc and Terns) right to grant licenses under the Licensed Technology in the Field, and is entitled to grant the licenses specified herein with respect to the Licensed Technology.

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8.2.2    CaspianTern and its Affiliates have not granted to any Third Party any option, license or other right or interest under the Licensed Patent Rights to Exploit the Licensed Technology in the Field in the Territory as of the Effective Date, and during the Term, unless this Agreement is earlier terminated or the Option is not exercised on or prior to [***], CaspianTern and its Affiliates will not grant, to any Third Party any option, license or other right or interest under the Licensed Patent Rights to Exploit the Licensed Technology in the Field in the Territory.

8.2.3    No [***] has breached any non-use or confidentiality obligations under any agreement including non-compete agreement with his or her respective prior employers, or has otherwise misappropriated any trade secret or confidential information of such employers, in each case relating to the Licensed Compound, Licensed Products, and Licensed Technology.

8.2.4    [***], the Exploitation of Licensed Compounds under this Agreement will not infringe or misappropriate any Intellectual Property rights owned or possessed by any Third Party.

8.2.5    [***], there are no pending or threatened claims, judgments or settlements against CaspianTern or its Affiliates relating to the Licensed Technology.

8.2.6    Terns Group has disclosed, or will disclose to Hansoh in accordance with Section 2.3, all material information in its or its Affiliates’ possession regarding the Licensed Compounds (including all clinical trial and safety data, databases and analyses).

8.2.7    [***], no Third Party has infringed or misappropriated or is infringing or misappropriating any Licensed Technology.

8.2.8    The Intangible Property License Agreement effective as of August 19, 2019 by and between Terns Inc and Terns and the Intangible Property License Agreement effective as of June 16, 2020 by and between Terns and CaspianTern are lawfully entered by the parties thereto and are effective and binding upon such parties during the Term of this Agreement.

ARTICLE 9

COVENANTS

9.1    Exclusivity; Other Agreements.

9.1.1    During the Option Period, Terns Group shall not, without Hansoh’s prior written consent in each instance: (a) grant or assign to any Third Party any option, license or other right in the Field in the Territory under the Licensed Technology or any portion or aspect thereof, or (b) solicit or enter into or continue any negotiations or discussions with any Third Party with respect to any of the foregoing.

9.1.2    Third Party Agreements. If any time as of or following the Effective Date and during the Term, a Party enters into any written agreement whereby such Party or any of its Affiliates grants or agrees to grant any option, negotiation right, license, or other right or interest in any of, in the case of Terns Group, the Licensed Patent Rights outside of the Field

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and/or outside the Territory, in the case of Hansoh, the Hansoh Development IP and/or the Option Period Study Results owned by Hansoh (the “Third Party Agreement”), such Party shall so notify the other Party within [***] of doing so. Each Party agrees that it shall use Commercially Reasonable Efforts to negotiate all such Third Party Agreements so that (i) the licensing Party would have the right to grant to the other Party cross-reference rights consistent with Section 4 with respect to Regulatory Materials and Regulatory Approvals generated, filed or obtained within the scope of the applicable Third Party Agreement; and (ii) the licensing Party would have the right to grant to the other Party a license consistent with this Agreement to any and all scientific or technical information, results, materials, and data, whether or not patentable, and Patent Rights developed within the scope of the applicable Third Party Agreement, solely to the extent that each such foregoing is an improvement to the Licensed Compound or otherwise necessary for the Exploitation of the Licensed Product.

9.2    Obligations of Confidentiality and Non-Use.

9.2.1    Confidential Information. Except as expressly provided herein, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party hereto under this Agreement (or prior to the Effective Date) which if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the Party disclosing such information at the time of such disclosure and is confirmed in writing as confidential or proprietary by the disclosing Party within a reasonable time after such disclosure (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(a)    was already known to the receiving Party at the time of first disclosure or, as shown by written documentation, was developed by the receiving Party outside the Option Period Studies and independent of disclosure by the disclosing Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(d)    was subsequently lawfully disclosed to the receiving Party by a Person other than a Party or developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party.

9.2.2    Permitted Disclosures. Notwithstanding the provisions of Section 9.2.1 above, each Party hereto may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it under this Agreement, prosecute or defend litigation, prosecute patent applications in accordance with this Agreement, comply with applicable laws or governmental regulations, submit information to tax or other Governmental Authorities, provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information, to the extent it may legally do so, it will

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give reasonable advance notice to such other Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

9.2.3    Terms of Agreement. Subject to Section 9.2.1, neither Party may disclose the terms of this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has or has applied to have its securities listed or traded, (b) to its legal and financial advisors, or (c) to any actual or prospective acquirers, investors, collaborators and lenders (as well as and to their respective legal and financial advisors) who are obligated to keep such information confidential. If such disclosure is required under clause (a), the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.

9.2.4    Publicity. Without limiting the foregoing, and except to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has or has applied to have its securities listed or traded, neither Party shall be permitted to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated thereby without the prior approval of the other Party, which shall not be unreasonably withheld or delayed. Further, the Parties agree to issue the joint press release on Exhibit C at a date mutually agreed by the Parties.

9.3    Further Assurances; Consents. Each Party shall use reasonable efforts to take such action as is reasonably necessary or appropriate in order to complete the transactions contemplated hereby on the terms and subject to the conditions set forth herein.

ARTICLE 10

LIABILITY AND INDEMNITY

10.1    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO ANY PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY CLAIMS ARISING HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.1 IS INTENDED TO OR WILL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.2, (B) DAMAGES AVAILABLE TO A PARTY FOR A BREACH BY THE OTHER PARTY OF THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 9.2, OR (C) DAMAGES AVAILABLE IN THE CASE OF BREACH OF EXCLUSIVITY UNDER SECTIONS 3.1 AND 9.1.1.

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10.2    Indemnification.

10.2.1    Each Party (the “Indemnitor”) shall defend, indemnify, and hold the other Party and its Affiliates (the “Indemnitee”) harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach of this Agreement, including any covenants, representations or warranties herein by the Indemnitor, or the gross negligence or willful misconduct of the Indemnitor in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of the Indemnitee or the breach of this Agreement by the Indemnitee.

10.2.2    CaspianTern, as the Indemnitor, shall defend, indemnify, and hold Hansoh and its Affiliates and Sublicensees (as the Indemnitee) harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of (a) the Exploitation of Licensed Products by CaspianTern, its Affiliate or its licensee, or (b) [***], except in each case to the extent arising from the gross negligence or willful misconduct of any Indemnitee, or from any breach of this Agreement by Hansoh.

10.2.3    Hansoh, as the Indemnitor, shall defend, indemnify, and hold CaspianTern, its Affiliates and licensees (as the Indemnitee) harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of the Exploitation of Licensed Products by Hansoh, its Affiliate or its Sublicensee, except in each case to the extent arising from the gross negligence or willful misconduct of any Indemnitee, or from any breach of this Agreement by CaspianTern.

10.2.4    Indemnification Procedures. The Indemnitee promptly shall notify the Indemnitor of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor. The indemnity agreement in this Section 10.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this this Section 10.2. The Indemnitee under this Section 10.2, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

ARTICLE 11

TERM AND TERMINATION

11.1    Term. The term of this Agreement shall begin on the Effective Date and, unless earlier terminated in accordance with the terms of this Article 11, will continue until the end of the last-to-expire Royalty Term (the “Term”). Upon expiration of the Term, Hansoh shall have, and CaspianTern does hereby grant to Hansoh, a co-exclusive, royalty-free, fully paid-up, perpetual, non-terminable, non-revocable license, with the right to sublicense (through multiple tiers) to use the Licensed Know-How to Exploit Licensed Products in the Field in the Territory. This Agreement shall be automatically terminated if the Option is not exercised on or prior to the last day of the Option Period.

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11.2    Termination for Breach.

11.2.1    Each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party within ninety (90) days after notice of such breach from the non-breaching Party; provided, however, that if the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in such notice of breach and such alleged breaching Party provides the other Party notice of such dispute within thirty (30) days after receiving such notice, then the Party that gave the notice of breach shall not have the right to terminate this Agreement under this Section 11.2 unless and until it is determined in accordance with Section 12.3 that the alleged breaching Party has materially breached the Agreement as specified in the notice of breach, and then such breaching Party fails to cure such breach within ninety (90) days following such determination. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

11.2.2    CaspianTern shall notify Hansoh immediately if there is any proposed change to either the Intangible Property License Agreement effective as of August 19, 2019 by and between Terns Inc and Terns or the Intangible Property License Agreement effective as of June 16, 2020 by and between Terns and CaspianTern that would affect the licenses granted hereunder to Hansoh. If such proposed change is not acceptable to Hansoh, then that shall be grounds for termination by Hansoh under this Section 11.2.

11.3    Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed [***] after the filing thereof. “Insolvency Event” means circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or business; (ii) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (iii) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (iv) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring). All rights and licenses granted under or pursuant to this Agreement by Hansoh or CaspianTern or their Affiliates are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties and their respective Affiliates, Sublicensees and Third Party sublicensees, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterparts thereto.

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11.4    Termination for Convenience. Hansoh shall have the right to terminate this Agreement (a) at any time during the Option Period upon immediate written notice to CaspianTern, or (b) after the License Effective Date, at any time and for any reason upon [***] prior written notice to CaspianTern.

11.5    Termination for Change of Control of Terns or CaspianTern. Hansoh will have the right to terminate this Agreement within [***] following a Change of Control of Terns or CaspianTern. If Hansoh wishes to exercise its termination right pursuant to this Section 11.5, Hansoh shall deliver written notice to Terns or CaspianTern, as the case may be, informing Terns or CaspianTern of such election (such notice, the “Change of Control Termination Notice”) within [***] following such Change of Control, and the Parties shall take such actions as are required by Section 11.6.9. Such termination shall be effective upon the execution of the Assignment Agreement pursuant to Section 11.6.9. Notwithstanding the foregoing, Hansoh shall not have the right to terminate this Agreement if the Third Party deemed to acquired control in a Change of Control of Terns or CaspianTern is a Permitted Holder.

11.6    Effect of Expiration or Termination. Upon expiration or termination of this Agreement for any reason:

11.6.1    The Parties shall not be relieved of any obligation accruing prior to such expiration or termination, and the provisions of Articles 1, 7, 8, 9, 10, 12 and Section 11.6 shall survive the expiration or termination of this Agreement.

11.6.2    All licenses and other rights granted by CaspianTern to Hansoh under this Agreement shall terminate. The licenses granted to Hansoh in Section 3.1 shall terminate solely with respect to the Licensed Compound(s), Licensed Product(s) and Region(s) in which the termination becomes effective; provided, however, that Hansoh and other Selling Parties, as applicable, shall be permitted to distribute and sell all Licensed Products that were in inventory or in production on an effective termination date for a period of [***] following the effective termination date, in accordance with the terms of this Agreement. In the event of a Termination for Breach by CaspianTern without cure, all licenses and rights granted by CaspianTern to Hansoh under this Agreement shall survive with all Milestone Payments and Royalty Payments obligations payable by Hansoh to CaspianTern reduced by [***]. In the event that this Agreement is terminated in its entirety, CaspianTern shall have the right, but not the obligation, to purchase any and all of the inventory of Licensed Products held by Hansoh or its Affiliates as of the date of termination, at a price agreed by the Parties.

11.6.3    Termination of this Agreement shall be construed as a termination of all Sublicenses hereunder.

11.6.4    CaspianTern shall have the right (including a reversion of all rights previously licensed to Hansoh hereunder for which the relevant licenses have terminated) to Exploit Licensed Products itself or with or through an Affiliate or one or more Third Parties in the Field in the Territory, and shall have the right, without obligation to Hansoh, to take any such actions in connection with such activities as CaspianTern (or its designee), at its discretion, deems appropriate.

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11.6.5    Wind-Down. Hansoh will (i) responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical trials for which it has responsibility hereunder in which patient dosing has commenced or, (ii) at CaspianTern’s reasonable request, (A) transfer to CaspianTern or its designee such clinical trial to the extent permitted under Applicable Laws and accepted pharmaceutical industry norms and ethical practices, or (B) if reasonably practicable and not adverse to patient safety, complete such clinical trials and CaspianTern shall reimburse Hansoh its reasonable, out-of-pocket costs associated therewith.

11.6.6    Regulatory Materials; Data. Upon CaspianTern’s written request, [***], and terms and conditions based on the [***], [***], Hansoh shall (i) provide, assign and transfer to CaspianTern or its designee all Regulatory Materials, including Regulatory Approvals, for the Licensed Products to the extent possible under Applicable Law in the Territory, (ii) provide to CaspianTern all data, including pharmacovigilance data, generated by or on behalf of Hansoh or its Affiliates or Sublicensees pursuant to activities conducted under this Agreement, and (iii) promptly return or destroy, at CaspianTern’s election, all Confidential Information of CaspianTern.

11.6.7    Trademarks. Upon CaspianTern’s written request and [***], Hansoh shall grant to CaspianTern, [***], an [***] license to use any trademark owned or Controlled by Hansoh in connection with the commercialization of Licensed Products in the Territory (and excluding any trademarks that are associated with Hansoh’s name or identity).

11.6.8    Transition Assistance. Upon CaspianTern’s reasonable request [***], (i) Hansoh shall assign (to the extent Hansoh has rights to assign) or use Commercially Reasonable Efforts to amend as appropriate any agreements or arrangements Hansoh or its Affiliate have with any Third Party for the Exploitation of Licensed Products; and (ii) Hansoh shall provide CaspianTern with copies of any promotional and marketing materials generated by or on behalf of Hansoh, its Affiliates or Sublicensees with respect to Licensed Products prior to the effective date of termination.

11.6.9    If Hansoh elects to terminate this Agreement pursuant to Section 11.5, the following sections shall apply:

(a)    Promptly following CaspianTern’s receipt of the Change of Control Termination Notice, CaspianTern and Hansoh shall negotiate the terms of an assignment from CaspianTern to Hansoh of all CaspianTern’s right, title, and interest in and to the Licensed Compounds and Licensed Products and all intellectual property rights therein, solely in the Territory (the “Assigned Assets). In consideration of such assignment, Hansoh shall pay to CaspianTern the fair market value of the Assigned Assets as determined in accordance with Section 11.6.9 (b).

(b)    Following the delivery of the Change of Control Termination Notice, the Parties shall negotiate in good faith the fair market value of the Assigned Assets. If the Parties do not come to an agreement as to the fair market value within [***], the fair market value of the Assigned Assets shall be determined by [***] appraisers, [***]. Each such appraiser shall independently make a determination of the fair market value of Licensed Compounds and Licensed Products in Territory within [***] after the appointment of all such appraisers, and the

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fair market value shall be determined by [***]. The determination of the fair market value of the Assigned Assets made pursuant to this Section 11.6.9 (b) shall be conclusive and binding on the Parties.

(c)    Upon the determination of the fair market value of the Assigned Assets, Hansoh and CaspianTern will enter into a definitive agreement (the “Assignment Agreement”) which provides for the assignment of the Assigned Assets to Hansoh in exchange for a payment equal to the fair market value of the Assigned Assets (as determined in accordance with 11.6.9(b).

ARTICLE 12

GENERAL PROVISIONS

12.1    Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war has been declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than [***], then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

12.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws and jurisdiction of the State of New York, USA, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

12.3    Dispute Resolution. The Parties shall meet and discuss in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle any dispute, controversy or claim arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either Party of its obligations under this Agreement (other than any bona fide Third Party action or proceeding filed or instituted in an action or proceeding by a Third Party against a Party to this Agreement), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other Party. Any such arbitration shall be conducted in the English language under the International Dispute Resolution Procedures and Arbitration Rules of the American Arbitration Association (the “Rules”) by a panel of [***)] arbitrators appointed in accordance with the Rules. Any such arbitration shall be held in Hong Kong, in accordance with the rules of the Hong Kong International Arbitration Center (“HKIAC”). The arbitrators shall have the authority to grant specific performance and to

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allocate between the Parties the costs of arbitration (including attorneys’ fees and expenses of the Parties) in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

12.4    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may assign this Agreement or any rights or obligations hereunder without such consent to its Affiliate or its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets. Any Party making a permitted assignment shall give the other Party a prompt written notice of such assignment. Any permitted assignment shall be binding on the successors, heirs, and assigns of the assigning Party. Any assignment in violation of this Section 12.4 shall be null and void.

12.5    Publicity – Use of Name. Neither Party shall be permitted to use the name, or any proprietary trademarks, trade names, trade dress or logos (“Marks”) of the other Party, or its Affiliates, or its Sublicensees, in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

12.6    Severability. If any provision of this Agreement is held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall to that extent be considered severed from this Agreement, and the remainder of this Agreement will remain in full force and effect. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the Parties’ original goals and interests when entering this Agreement may be realized and protected.

12.7    Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder, or to insist upon compliance with any term or condition of this Agreement, shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. Any waiver by a Party of a particular breach or default by the other Party shall not operate or be construed as a waiver of any subsequent breach or default by the other Party.

12.8    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

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12.9    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

12.10    Agency. Neither Party is, nor will be deemed to be an employee, agent, or representative of the other Party for any purpose. Each Party is an independent contractor, not an employee or partner of the other Party. Neither Party shall have the authority to speak for, represent, or obligate the other Party in any way without prior written authority from the other Party.

12.11    Exhibits. All Exhibits to this Agreement shall form an integral part of this Agreement.

12.12    Entire Understanding. This Agreement contains the entire understanding between the Parties hereto with respect to its subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral.

12.13    Amendments. No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

12.14    Interpretation. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” or “includes” as used herein means including or includes, without limiting the generality of any description preceding such term. All references in this Agreement to the singular shall include the plural where applicable.

12.15    Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together constitute only one agreement between the Parties. The signatures of all the Parties do not need to be on the same counterpart for it to be effective. Delivery of an executed counterpart’s signature page of this Agreement, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

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12.16    Notices. Any consent, notice or report required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by electronic transmission (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to CaspianTern:	CaspianTern LLC
c/o Terns Inc. 1065 E Hillsdale Blvd, Suite 100
Foster City, CA 94404
Attn: ***
Email: ***

With a copy to (which will not constitute notice):

Fenwick & West LLP 801 California Street
Mountain View, CA 94041 USA
Attn: ***
Email: ***

If to Hansoh:	Hansoh Pharmaceutical Group Company Limited
c/o Hansoh Bio LLC 9605 Medical Center Dr, #325
Rockville, MD 20850
Attn: ***
Email: ***
***

With a copy to (which will not constitute notice):

Greenberg Traurig LLP
One International Place, Suite 2000
Boston, MA 02110
Attention: ***
Email: ***

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by electronic transmission on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

HANSOH (SHANGHAI) HEALTHTECH CO., LTD.

By:	/s/ Aifeng Lyu
Name:	Aifeng Lyu
Title:	President

JIANGSU HANSOH PHARMACEUTICAL GROUP COMPANY LTD.

By:	/s/ Aifeng Lyu
Name:	Aifeng Lyu
Title:	President

CaspianTern LLC

By:
Name:
Title:

Terns, Inc.

By:
Name:
Title:

Terns Pharmaceuticals, Inc.

By:
Name:
Title:

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

HANSOH (SHANGHAI) HEALTHTECH CO., LTD.

By:
Name:
Title:

JIANGSU HANSOH PHARMACEUTICAL GROUP COMPANY LTD.

By:
Name:
Title:

CaspianTern LLC

By:	/s/ Weidong Zheng
Name:	Weidong Zheng
Title:	CEO

Terns, Inc.

By:	/s/ Weidong Zheng
Name:	Weidong Zheng
Title:	CEO

Terns Pharmaceuticals, Inc.

By:	/s/ Weidong Zheng
Name:	Weidong Zheng
Title:	CEO

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Exhibit A

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Exhibit B

Licensed Patent Rights

***

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Exhibit C

Joint Press Release

Terns Pharmaceuticals and Hansoh Pharma Announce Collaboration and License Agreement for TRN-000632 in Greater China

-TRN-000632 is a potent allosteric inhibitor of BCR-ABL in development for the treatment of CML-

- Terns is eligible to receive an upfront fee and milestone payments of up to $68 million plus royalties on future product sales-

-Preclinical and clinical studies evaluating TRN-000632 to be conducted in the partnership-

FOSTER CITY, CA, and SHANGHAI, July [ ], 2020 – Terns Pharmaceuticals, Inc., a global biopharmaceutical company focused on discovering and developing innovative therapies to treat liver disease and cancer, and Hansoh Pharmaceutical Group Company Limited (“Hansoh Pharma”; 3692:HK), a leading biopharmaceutical company in Asia, today announced a collaboration and license agreement for the development and commercialization of TRN-000632, an investigational small molecule allosteric inhibitor of BCR-ABL for the treatment of chronic myeloid leukemia (CML), in Greater China.

Under the terms of the agreement, Terns will receive an upfront payment and will be eligible to receive development, regulatory and commercial milestones of up to $68 million, as well as royalties from future product sales. Hansoh will receive the exclusive rights to develop and commercialize TRN-000632 in Greater China. Terns retains the right to develop and commercialize TRN-000632 in all other global markets.

“This collaboration was a natural fit for TRN-000632, bringing together Hansoh’s experience as an established leader in CML treatment in China with Terns’ deep expertise in novel drug discovery,” said Martijn Fenaux, Ph.D., Head of Research at Terns. “While tyrosine kinase inhibitors (TKIs) have been life-changing for many patients with CML, for many, tolerability and resistance issues remain a barrier to better outcomes. Because TRN-000632 binds an allosteric pocket unique to the mutant BCR-ABL, it is highly selective to a target that is distinct from that of currently available BCR-ABL TKIs, leading to an enhanced efficacy and overcoming difficult-to-treat acquired resistance. We look forward to the partnership with Hansoh and their support of the research and development efforts for TRN-000632.”

“We are excited to announce this partnership with Terns to rapidly deliver a valuable new therapy to patients in China, where CML incidence is a growing burden and resistance issues are a barrier to enduring efficacy for a significant number of patients,” said Rudi Bao, M.D. Ph.D., SVP of Hansoh R&D. “We look forward to working with Terns and to advancing the development of the program as rapidly as possible.”

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About Terns Pharmaceuticals

Terns Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company that is focused on the discovery and development of medicines for chronic liver disease and cancer. Based in China and the United States, the company is advancing a pipeline of drug candidates for the treatment of non-alcoholic steatohepatitis (NASH), primary biliary cholangitis (PBC), and cancer, across multiple modalities. Terns leverages world class expertise in disease biology, medicinal chemistry, and clinical development in order to bring promising new therapies to patients.

For more information, visit www.ternspharma.com and www.ternspharma.com.cn

About Hansoh Pharmaceutical Group Company Limited

Hansoh Pharma (3692.HK), a leading biopharmaceutical company in Asia, is committed to discovering and developing life-changing medicines to help patients conquer serious diseases and disorders. Hansoh Pharma is supported by over 9,000 dedicated employees in China and the United States.

Founded in 1995, Hansoh has fully integrated research and development, manufacturing, and commercial capabilities, supporting leading positions in oncology, central nervous system (CNS) disorders, infectious diseases, gastrointestinal disorders, diabetes, and autoimmune diseases, among others in China. With over 1,200 professionals across R&D, Hansoh has successfully developed multiple internally discovered drug candidates into NMPA-approved innovative medicines including morinidazole (迈灵达®), a third-generation nitroimidazole antibiotic; PEG-loxenatide (孚来美®), the first once-weekly long-acting GLP-1 analogue discovered and developed in China for the treatment of diabetes; flumatinib (昕福®), a second-generation BCR-ABL inhibitor for frontline treatment of CML; and almonertinib (阿美乐®), a third-generation EGFR inhibitor for the treatment of NSCLC with EGFR mutations.

For more information, please visit www.hspharm.com

CONTACT

Terns Pharmaceuticals, Inc.

US Media Contact:

Margaret Robinson

mrobinson@ternspharma.com

+1 (415) 690 0084

China Media Contact:

Zhou

zzhou@ternspharma.com

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Hansoh Pharma

Global Business Development

Paul Lu

partner@hansohbio.com

Investor Relations

Sophia Dong

IR@hspharm.com